Exhibit 99.1
AAH Holdings Corporation to Acquire Factory Card & Party Outlet in an All-Cash Transaction for
$16.50 per share
•  AAH Holdings Corporation Will Operate Factory Card & Party Outlet As A Separate Company Within AAH Holdings Corporation Retaining Factory Card & Party Outlet’s Brand, Merchandise Mix And Growth Strategy
Elmsford, NY and Naperville, IL, September 18, 2007 — AAH Holdings Corporation and Factory Card & Party Outlet Corp. (Nasdaq: FCPO) today jointly announced that a subsidiary of AAH and Factory Card & Party Outlet have signed a definitive merger agreement pursuant to which AAH will acquire Factory Card & Party Outlet in an all-cash transaction valued at approximately $72 million, including payments with respect to outstanding stock options and warrants and the assumption of debt and net of cash acquired. The transaction has been approved by the Board of Directors of both companies.
Under the terms of the merger agreement, a subsidiary of AAH will commence a tender offer for all outstanding shares of Factory Card & Party Outlet Corp. stock at a price of $16.50 per share in cash within ten business days. Shares not purchased pursuant to the tender offer, other than dissenting shares, will be acquired in a subsequent merger at a price of $16.50 per share in cash, without interest, as soon as practicable after completion of the tender offer.
Completion of the tender offer is subject to certain conditions, including the acquisition by the AAH subsidiary of a majority of Factory Card & Party Outlet’s common shares on a fully-diluted basis and other customary conditions. The tender offer is not subject to a financing contingency. The Board of Directors of Factory Card & Party Outlet Corp. has recommended that its stockholders accept the offer.
“This offer creates outstanding value for our shareholders and enables our management and talented associates to continue our successful retailing strategy,” said Gary Rada, 53, President and Chief Executive Officer of Factory Card & Party Outlet. “This reflects the strength of Factory Card & Party Outlet’s brand, unique mix of social expressions and party supply merchandise, strong customer relationships, and extensive store network. We are especially pleased that we have the opportunity to build upon these assets as we join an entity that understands the party supply industry and can bring us extensive creative solutions, sourcing expertise and financial resources to further grow our business.”
Commenting on the transaction, Gerry Rittenberg, 55, Chief Executive Officer for AAH, said, “The addition of Factory Card & Party Outlet to the AAH family offers a unique opportunity to add another retail brand to our portfolio. FCPO provides a distinctive assortment of social expressions products to a segment of the consumer market not generally served by our existing retail base. We look forward to supporting Factory Card & Party Outlet management as they expand their retail footprint, develop their existing brand, and deepen their supply relationship with AAH Holdings Corporation.”
Sonnenschein Nath & Rosenthal LLP served as legal advisor and Goldsmith Agio Helms / Lazard Middle Market served as financial advisor to Factory Card & Party Outlet. Ropes & Gray LLP served as legal advisor to AAH Holdings Corporation.

About Factory Card & Party Outlet
Founded in 1989, Factory Card & Party Outlet is well-recognized by consumers as a source of social expressions and party supply merchandise, including greeting cards, gift wrapping, ribbon, party supplies, balloons and novelty and celebratory items for birthdays, holidays and other festive occasions, sold at everyday value prices. It has 184 stores in 19 states, chiefly in the Midwest and Mid-Atlantic states, and has approximately 2,700 associates. For more information, visit www.factorycard.com.
About AAH Holdings Corporation
AAH Holdings Corporation, a company owned by Berkshire Partners, Weston Presidio and AAH management, designs, manufactures, and distributes party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, gifts and stationery. AAH’s retail division currently operates more than 428 company-owned stores and has approximately 330 franchise stores in the United States. After giving effect to the acquisition, AAH’s operating units will have annual sales of approximately $1.4 billion. Including the sales of franchisee-owned stores, total network sales will be approximately $2.0 billion. AAH also operates a division of temporary Halloween stores operating as Halloween USA. For more information, visit www.amscan.com and www.partycity.com.
About Goldsmith Agio Helms/Lazard Middle Market
Goldsmith Agio Helms/Lazard Middle Market, a division of Lazard’s Financial Advisory business, specializes in providing advice on mergers and acquisitions, restructuring, and financings to middle market companies. The division has approximately 90 professionals in Minneapolis, New York, Chicago, Los Angeles, and Shanghai. For more information on Goldsmith-Agio-Helms/Lazard Middle Market, please visit www.agio.com.
Notice to Investors
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Factory Card & Party Outlet Corp. common stock described in this press release has not commenced. At the time the offer is commenced, a wholly-owned subsidiary of AAH Corporation will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and Factory Card & Party Outlet Corp. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Factory Card & Party Outlet Corp. stockholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site at www.sec.gov.
Statements in this press release regarding the proposed acquisition of Factory Card & Party Outlet Corp., the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements that are based on managements’ beliefs, certain assumptions and current expectations. Any statements that are not statements of historical fact (including statements containing the words “believes”, “will”, “plans”, “anticipates”, “expects” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: ability to satisfy the merger agreement conditions and consummate the transaction, the ability of AAH Corporation to successfully integrate Factory Card & Party Outlet Corp.’s operations and employees, the ability to realize anticipated synergies and cost savings, and the other factors described in the Annual Report on Form 10-K for the year ended December 31, 2006 of Amscan Holdings, Inc., a subsidiary of AAH, Factory Card & Party Outlet Corp.’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and their respective subsequent SEC filings. This press release speaks only as of the date hereof, and AAH Corporation and Factory Card & Party Outlet Corp. disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
Media Contact:
Sheila Keane
Edelman, on behalf of Factory Card & Party Outlet Corp
(312) 297-7508
Sheila.Keane@Edelman.com
Investor Contacts:
Timothy J. Benson
Factory Card & Party Outlet Corp.
(630) 579-2231
TBenson@factorycard.com
Robert J. Small
AAH Holdings Corporation
(617) 227-0050
RSmall@BerkshirePartners.com
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